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                          ALLSTATE FINANCIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

  ALLSTATE FINANCIAL CORPORATION INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE
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                         ALLSTATE FINANCIAL CORPORATION
                  INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE

                                                                     May 1, 1998


Dear Fellow Shareholder:

        The Independent Shareholders/Directors Committee urges you to consider the experience and qualifications of the Committee's members. The Committee further urges you to compare its nominees with the nominees selected by management, as we believe management's nominees are either responsible for the problems at Allstate (i.e.,Craig Fishman) or have no experience at Allstate.


                    THE COMMITTEE'S NOMINEES ARE EXPERIENCED
                          WITH PROVEN LEADERSHIP SKILLS

        - The Committee's nominees have substantial experience in the financial services industry with companies more successful and significantly larger than Allstate.

        - All five of the Committee's nominees have experience on the Board of Directors of your Company (as independent outside directors acting on behalf of ALL shareholders) and have previously been approved by both the Board of Directors and Allstate's shareholders.

        - The Committee believes that its nominees have made constructive proposals as Board members, which Fishman has either rejected or has now claimed to be his own ideas. The Committee believes that Fishman will say anything to keep his job.

        - The Committee Nominees pledge to Allstate's shareholders to work in the best interests of ALL shareholders. Our nominees are committed to improving Allstate's dismal financial performance (as evidenced by an average return on shareholders' equity of only 0.8% over the last five years), reducing the compensation of certain members of management, and eliminating all future affiliated transactions between Allstate and its officers and directors.

        - Mr. Bartlett was selected by the Board in 1993, Messrs. Campbell and Savage were selected by Scoggin Capital Management (a former major shareholder) in 1995, Mr. McNally was recommended by Allstate's Executive Vice President, and Mr. Trittipoe was selected in 1997 due to his large ownership. TIMOTHY G. EWING DID NOT HAND-PICK THESE WELL-QUALIFIED NOMINEES, BUT WOULD HAVE BEEN PROUD OF HIS SELECTION IF HE HAD DONE SO.
          MOST OF MANAGEMENT'S NOMINEES HAVE NO EXPERIENCE AT ALLSTATE!

        Three of the five nominees selected by management have NO PRIOR EXPERIENCE with Allstate. The Committee believes that in light of Allstate's current problems, shareholders need a Board of Directors that has experience with your Company and is familiar with both the industry and the Company's problems.

                                        1
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                        DO NOT BE MISLED BY CRAIG FISHMAN



           Fishman Says                          However, The Truth Is
----------------------------------     -----------------------------------------

Allstate has made a                     Net income DECLINED 25.7% in the
"turnaround," has                       September 30, 1997 quarter and
"sustained improvement"                 33.4% in the December 31, 1997
and its "future is                      quarter.  Excluding provisions
bright."                                for credit losses, Allstate's
                                        pre-tax income DECLINED 23.5% in
                                        1997 and 27.1% in 1996.

"Significant steps have                 A single client accounted for
been implemented ... to                 35% of Allstate's total earned
diversify the Company's                 discounts in 1997, which is the
business ... and improve                highest percentage represented
profitability."                         by one client in any of the last
                                        five years. In addition, over 36%
                                        of Allstate's pre-tax income in
                                        1997 was due to the receipt of funds
                                        from a former Allstate client that
                                        had been previously attached by the
                                        Internal Revenue Service, which the
                                        Committee views as a one-time event.

Allstate reduced "costs                 True but incomplete. TOTAL
by 17.1% in 1997."                      REVENUES DECLINED even faster,
                                        by 19.3% in 1997. Earned discounts,
                                        the primary source of revenues,
                                        DECLINED 25.8% in 1997. As a result,
                                        compensation and fringe benefits as a
                                        percent of total revenue increased to
                                        30.4% in 1997 from 26.8% in 1996 and
                                        24.6% in 1995.

Allstate had a                          Total non-accruing assets at
"significant decline in                 December 31, 1995 (before Craig
Non-Performing Assets."                 Fishman became President) were
                                        $6.1 million or 13.7% of total
                                        assets. At December 31, 1997, total
                                        non-accruing assets were $8.5 million or
                                        18.2% of total assets, or nearly
                                        40% HIGHER than at the end of 1995. In
                                        addition, the allowance for credit
                                        losses as a percentage of
                                        non-accruing assets declined from 38.30%
                                        at December 31, 1995 to 32.16% at
                                        December 31, 1997.


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            MOST OF MANAGEMENT'S NOMINEES OWN NO STOCK IN ALLSTATE!

- Four of the five nominees selected by management had not purchased even a single share of Allstate's stock as of April 7, 1998! Each of the Committee's nominees own stock, and the Committee believes that all directors should own stock so that their interests are aligned with shareholders.

- Craig Fishman, who makes over $200,000 per year and has been an executive officer of Allstate since 1991, has purchased only 5,800 shares of Allstate.

- Of the Committee's nominees, Bill Savage has purchased more stock than all of management's nominees combined, and Lindsay Trittipoe with over 71,000 shares has purchased more than 12 times the total stock purchased by all of management's nominees combined.

- Value Partners, Allstate's largest shareholder with 21.1% of the outstanding common stock, is supporting the Committee's nominees because it believes the interests of such nominees are aligned with ALL shareholders.


             CURRENT MANAGEMENT DOES NOT KEEP THE DIRECTORS INFORMED

-        Management neglected to inform the Board of Directors that the Nasdaq
         Stock Market indicated in a letter dated September 8, 1997 that Allstate was in preliminary non-compliance with the Nasdaq's new listing standards that became effective February 23, 1998. The independent directors first discovered this letter in an April 24, 1998 court filing, seven months after management received it. The Committee believes that this was a significant event that could have adversely affected all shareholders and should have been brought to the attention of the full Board of Directors. Based upon its recent discussions with the Nasdaq, the Committee is pleased to report that Allstate's preliminary non-compliance is no longer an issue.

- Management failed to disclose Eugene Haskin's consulting fee and use of an out-of- state automobile to the full Board of Directors because management apparently deemed it to be "immaterial." The Committee believes that good corporate governance would require all affiliated transactions to be disclosed to the full Board of Directors, particularly when it involves payments to the Chairman of the Board.
         The Committee intends to eliminate all future affiliated transactions if elected, including but not limited to the repricing of stock options and the extension of repriced options beyond the original expiration date of the option.

- Management did not provide the Audit Committee, of which Craig Fishman is a member, with an opportunity to meet with Allstate's independent auditors in connection with the 1997 audit. The Committee believes that good corporate governance would require an Audit Committee consisting solely of independent directors who have full access to the independent auditors outside the presence of management.

                                        3


                             YOUR VOTE IS IMPORTANT!

        We need your help to implement the reforms to Allstate's Board which we believe are necessary to improve its corporate performance. It is very important that you be represented at the Annual Meeting regardless of the number of shares you own.

        PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed WHITE proxy card in the postage-paid envelope provided.

        PLEASE DO NOT RETURN ANY GOLD PROXY CARDS sent to you by Allstate Financial Corporation. If you have already done so, you have every right to change your vote simply by signing, dating and mailing the enclosed white proxy card. Only your latest dated proxy card will count at the annual meeting.

        If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, date and mail your WHITE card when you receive it from your broker.
Please do so for each separate account you maintain.

        If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-859-8509.

        We need your support to enable us to provide effective leadership and oversight ON BEHALF OF ALL THE COMPANY'S SHAREHOLDERS.






Timothy G. Ewing                    David W. Campbell       William H. Savage
Value Partners, Ltd.,               Independent Director    Independent Director
  Allstate's Largest Shareholder      and Shareholder        and Shareholder







C. Scott Bartlett, Jr.              Edward A. McNally       Lindsay B. Trittipoe
Former Independent Director         Independent Director    Independent Director
  and Current Shareholder             and Shareholder         and Shareholder



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